Exhibit 99.1

LaserLock Technologies Signs Letter of Intent to Acquire ExaqtWorld and Enter the Electronic Security Systems Industry

PHILADELPHIA, Jan. 10 /PRNewswire-FirstCall/ -- LaserLock Technologies Inc. (OTC Bulletin Board: LLTI) today announced that it had signed a Letter of Intent to acquire a minimum of 95% of the shares of ExaqtWorld S.A.R.L., based in Paris, France, for 36.6% of the outstanding shares of LaserLock. The announcement was made by Norman A. Gardner, Chairman and Chief Executive Officer of LaserLock.

"The combination of two security-related businesses - ExaqtWorld (http://www.exaqtworld.com) in the established Electronic Article Surveillance
(EAS) anti-shoplifting business and LaserLock (http://www.laserlocktech.com) in the emerging security authentication sector - presents an opportunity for both companies to develop and sell complementary security products globally," says Mr. Gardner.

The Company announced that after the merger, Thomas A. Nicolette will become President and Chief Executive Officer of LaserLock. Mr. Nicolette brings over 25 years of experience in the Electronic Security Systems industry having been Chairman, President & CEO of several public and private companies including Knogo Corporation in the EAS sector and DNA Technologies in the security authentication sector.

"As a result of the ExaqtWorld acquisition, LaserLock will own the worldwide rights in the security sector of a fundamental patent to manufacture multi-tech EAS systems, which simultaneously detect multiple EAS frequencies (RF, EM, AM and RFID), allowing the seamless integration for source tagging of products at the manufacturing level of the supply chain of the retail industry," Mr. Gardner said.

The Exaqt Security System is the first fully industrialized multi-tech EAS system to be installed in the world. Today, there are more than 3,000 antennas that have been sold and installed by distributors in hypermarkets and supermarkets in France, Mexico and Belgium.

The Letter of Intent provides for a "standstill period" in order to complete due diligence and enter into a legally binding definitive agreement, which is expected by March 2006.

ABOUT THE COMPANY

LaserLock Technologies Inc., based in Bala Cynwyd, PA, is a U.S. publicly traded company whose securities trade on the OTC-BB under the ticker symbol "LLTI". The Company markets security authentication systems designed to enhance the security of documents and branded products to meet the growing demand for protection from counterfeiting, diversion and reproduction on a color copier or scanner. It also markets security-related products to the casino/gaming industry,

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FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 and in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, in each case under the caption "Risk Factors"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.